Exhibit 4.2

[FORM OF NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS tWRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

TRANSDIGM INC.

No.                                                                                                                                                  $

8 3/8% SENIOR SUBORDINATED NOTES DUE 2011

TRANSDIGM INC., a Delaware corporation promises to pay to “Cede & Co.”, or registered assigns, the principal sum of               Dollars on July 15, 2011.

Interest Payment Dates:  January 15 and July 15.

Record Dates:  January 1 and July 1.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

Dated:

TRANSDIGM, INC.,
By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

THE BANK OF NEW YORK, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.
By:
Name:
Title:

[FORM OF REVERSE SIDE OF NOTE]

8 3/8% SENIOR SUBORDINATED NOTES DUE 2011

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             Interest. TransDigm Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture, being herein called the “Company”), promises to pay interest on the principal amount of this Note at 8 3/8% per annum from July 22, 2003 until maturity; [provided that if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest (the “Additional Interest”) of $0.05 per week per $1,000 principal amount of Notes will accrue on the Notes for the first 90-day period immediately following the occurrence of a Registration Default (increasing by an additional $0.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 2.00% per annum)](1). The Company shall pay interest [and Additional Interest] semi-annually on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be January 15, 2004. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is equal to the interest rate on the Note then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest [and Additional Interest] (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.             Method of Payment. The Company will pay interest on the Notes (except defaulted interest) [and Additional Interest, if any] to the Persons who are registered Holders of Notes at the close of business on the January 1 or July 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest [and Additional Interest, if any,] at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest [and Additional Interest, if any,]

_________________________

(1.) Insert if at the date of issuance of the Exchange Note or Private Exchange Note (as the case may be) any Registration Default has occurred with respect to the related Initial Notes during the interest period in which such date of issuance occurs.

may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.             Paying Agent and Registrar. Initially, The Bank of New York, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.             Indenture. The Company issued the Notes under an Indenture dated as of July 22, 2003 (“Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Company.

5.             Subordination. The Notes are subordinated to Senior Debt of the Company, as defined in the Indenture.  To the extent provided in the Indenture, Senior Debt of the Company must be paid before the Notes may be paid.  The Company agrees, and each Holder by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

6.             Optional Redemption.

Except as provided in Section 6(b) hereof, the Notes shall not be redeemable at the Company’s option prior to July 15, 2006. Thereafter, the Notes shall be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount thereof) set forth below plus accrued and unpaid interest [and Additional Interest] thereon, if any, to the applicable redemption date, if redeemed during the twelve month period commencing on July 15 of the year set forth below:

Year	Percentage of Principal Amount
2006	106.281%
2007	104.188%
2008	102.094%
2009 and thereafter	100.000%

(a)           Notwithstanding the foregoing prior to July 15, 2006, the Company may at its option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 108.375%, plus accrued and unpaid interest [and Additional Interest, if any,] to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that (1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and (2) each such redemption occurs within 60 days after the date of the related Equity Offering.

7.             Mandatory Redemption.  The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

8.             Repurchase at Option of Holder.

If a Change of Control occurs, each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described in the Indenture (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest [and Additional Interest, if any,] to the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(b)           If the Company or a Restricted Subsidiary consummates any Asset Sales, under certain circumstances the Company is required to commence an offer to all Holders of Notes (as “Net Proceeds Offer”) pursuant to Section 3.09 of the Indenture.  The Net Proceeds Offer may also be made to holders of other Senior Subordinated Debt of the Company or a Restricted Subsidiary of the Company requiring the making of such an offer.  Pursuant to the Net Proceeds Offer, the Company shall offer to purchase, on a pro rata basis, the maximum amount of Notes and, if it so elects, such other Senior Subordinated Debt that may be purchased with the Net Proceeds Offer Amount (as defined in the Indenture) at a price equal to 100% of their  principal amount (or, in the event such other Senior Subordinated Debt was issued with significant original issue discount, 100% of the accreted value thereof) plus accrued and unpaid interest [and Additional Interest] thereon, [if any,] to the purchase date, in accordance with the procedures set forth in the Indenture (or, in respect of such other Senior Subordinated Debt, such lesser price, if any, as may be provided for by the terms of such Senior

Subordinated Debt).  To the extent that the aggregate amount of Notes or such other Senior Subordinated Debt tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company (or such Subsidiary) may use such deficiency for general corporate purposes or for any other purpose not prohibited by the Indenture. If the aggregate principal amount of Notes or such other Senior Subordinated Debt surrendered by holders thereof exceeds the amount of Net Proceeds Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive a Net Proceeds Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

9.             Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

10.           Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes during a period beginning at the opening of business 15 days before the day of the mailing of notice of redemption and ending at the close of business on such day or during the period between a record date and the next succeeding Interest Payment Date.

11.           Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12.           Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Guarantees or the Notes may be amended or supplemented, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 of the Indenture or the Appendix to the Indenture relating to the form of the Notes (including the related definitions) in a manner that does not adversely affect any Holder, to provide for the assumption of the

Company’s or any Guarantor’s obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for the issuance of Notes issued after the Issue Date in accordance with the limitations set forth in the Indenture, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Guarantee with respect to the Notes.

13.           Defaults and Remedies.  Events of Default include: (i) the failure to pay interest [or Additional Interest, if any,] on any Notes when the same becomes due and payable if the default continues for a period of 30 days (whether or not such payment shall be prohibited by Article 10 or Article 12 of the Indenture); (ii) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by Article 10 or Article 12 of the Indenture); (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture if the default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01 or Section 11.06 of the Indenture, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); (iv) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Significant Subsidiary of the Company (other than a Securitization Entity) or the acceleration of the maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time; (v) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; and (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest [or Additional Interest]) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest [(including Additional Interest, if any)] on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

14.           Guarantee.  The payment by the Company of the principal of, and premium and interest [(including Additional Interest, if any)] on, the Notes is fully and unconditionally guaranteed on a joint and several senior subordinated basis by each of the Guarantors.

15.           Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

16.           No Recourse Against Others. A past, present or future director, officer, employee, incorporator or stockholder of Parent, the Company or any Subsidiary of the Company (other than the Company, Parent or any Subsidiary of the Company that is a Guarantor), as such, shall not have any liability for any obligations of Parent, the Company or any Subsidiary of the Company under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

17.           Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

18.           Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (=Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19.           CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

TransDigm Inc.
26380 Curtis Wright Parkway
Richmond Heights, Ohio  44143
Attention:  Corporate Secretary

___________________________________________________________________

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

                (Print or type assignee’s name, address and zip code)

                (Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                           agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

___________________________________________________________

Date: ________________ Your Signature:_____________________

___________________________________________________________

Sign exactly as your name appears on the other side of this Note.

 SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

                                   The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase)	Signature of authorized officer of Trustee or Custodian for the Notes

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box:

☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, state the amount in principal amount:  $•

Date: _______________                   Your Signature:                    __________________

(Sign exactly as your name
appears on the other side of
 this Security.)

Signature Guarantee: ___________________________________________________________________
                                                                                  (Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended